CONTACTS: Media Inquiries

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Ken Andrysiak

(248) 435-1923

kenneth.andrysiak@arvinmeritor.com

ArvinMeritor Appoints Jeffrey Craig Controller

TROY, Mich. (April 25, 2006) — ArvinMeritor, Inc. (NYSE: ARM) today announced that Jeffrey (Jay) Craig is named vice president and controller of the company, effective May 1, 2006.

“We are delighted that Jay is joining our team,” said Jim Donlon, senior vice president and CFO. “He brings a wealth of experience and expertise in managing strong financial controls, as well as extensive knowledge of the automotive industry. His strategic and operational background will be a significant asset to the company, and he will be instrumental in successfully leading our finance team’s efforts to strengthen ArvinMeritor’s financial position.”

Craig comes to ArvinMeritor from General Motors Acceptance Corp. (GMAC), where he served as president and CEO of GMAC’s Commercial Finance organization from 2001 to 2006. He previously served as president and CEO of GMAC’s Business Credit division from 1999 until 2001. He joined GMAC as general auditor in 1997 from Deloitte & Touche, where he served as an audit partner for 15 years.

Craig holds a bachelor of science degree in accounting from Michigan State University and a master’s of business administration from Duke University in Durham, N.C.

About ArvinMeritor

ArvinMeritor, Inc. is a premier $8.8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 29,000 people at more than 120 manufacturing facilities in 25 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: http://www.arvinmeritor.com. High resolution images are available at www.arvinmeritor.com/media_room/photo_library.asp.

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